Exhibit  99.1

EvergreenBancorp, Inc. Continues Record Growth Trends for Quarter 1

    SEATTLE--(BUSINESS WIRE)--April 27, 2004--EvergreenBancorp, Inc. (OTCBB:EVGG) continued its growth trajectory through the first quarter 2004. Total assets ended at $196.2 million, a 14.4% increase over the balances at March 31, 2003. The growth in assets was funded primarily by the 17.6% growth in deposits ending at $156.1 million compared to $132.8 million at March 31, 2003. Total loans grew to $138.5 million, up 20.7% from the $114.7 million last year.
    President and CEO Gerald O. Hatler said, "We are quite pleased with the continued quality and growth trends at EvergreenBank. These results reflect the efforts of the past couple of years." The strength of the company's balance sheet underscored these record levels. Non-performing loans ended at .22% compared to .84% at March 31, 2003. The company's reserve for loan losses as a percentage of total loans reflected the quality of assets ending at 1.20% compared to 1.38 % at the end of the first quarter 2003. The company's capital-to-asset ratio remained strong at 8.63% compared to 9.38% in 2003.
    EvergreenBancorp's earnings for the first quarter were $286.1 thousand ($.24 per share) compared to $298.1 thousand ($.25 per share) in the first quarter of 2003. This year's results included a write down of other real estate owned ("OREO"). Excluding the effect of the write down, pro forma earnings would have approximated $350.0 thousand, representing a 17.4% increase over the first quarter results last year. The write down was recorded to recognize the anticipated proceeds from the sale of the real estate that was foreclosed late in the fourth quarter of 2003. The sale is pending and expected to close by the end of May 2004.
    Hatler said, "While the strong results of our earnings were somewhat dampened by the write down in the OREO, strong trends are apparent." Earnings were positively impacted by an 8.4% growth in net interest income to $2.2 million from $2.0 million in 2003 and a 9.1% growth in non-interest income ending at $449.5 thousand compared to $411.8 thousand in the same period in 2003. Non-interest expense excluding the write down was well controlled, growing a slight 1.8% over the first quarter of 2003.
    EvergreenBank, a wholly owned subsidiary of EvergreenBancorp, Inc. is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has four offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, on 110th N.E. in Bellevue, and on S. 320th Street in Federal Way. The company's stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.


    CONTACT: EvergreenBancorp, Inc.
             Bill Filer, 206-628-4263
             bill.filer@evergreenbank.com
             or
             Creative Marketing Solutions
             Nancy S. Juetten, 425-641-5214
             nancy@nsjmktg.com